Exhibit 10.2

Translation from the Hebrew. The Hebrew version is the binding version.

Outline

Pursuant to section 15B(1)(a) of the Securities Law, 5728-1968 and the
Securities Regulations (Details of Outline of an Offer of Securities to
Employees) 5760-2000

Together with

Report regarding a substantial private offering

pursuant to the Securities Regulations (Private Offering of Securities in a Listed Company), 5760-2000

An offer of

Up to 11,000,000 unlisted options, offered for no consideration to officers and other senior management employees at Israel Chemicals Ltd. (“the Company” or “ICL”) and subsidiaries, including for the chairman of the board of directors and CEO of the Company, exercisable for up to 11,000,000 registered ordinary shares of NIS 1.00 par value each in the Company.

Outline date: January 7, 2010

Contents

PART A — INTRODUCTION		4

1.	General	4

2.	Objective of the Plan	4

3.	Permits and approvals	4

PART B — DETAILS AND CONDITIONS OF THE OFFERING		5

4.	The offerees	5

5.	Description and rates of the offered securities	5

6.	Deposit of options with a trustee	8

7.	Right of exercise, lock-up and method of exercise of options	8

8.	Rights attaching to the underlying shares	9

9.	Restrictions applicable to activities in the options and underlying shares	9

10.	Conditions of the Plan in the event of termination of employment	10

11.	Change in control	11

12.	Restructure or merger	11

13.	Tax implications and issue to the trustee	12

14.	Adjustments for distribution of bonus shares and/or issue by way of rights and/or splitting or merging capital and/or distribution of a dividend	13

15.	Obligations of the offerees	14

16.	Applicable law	14

17.	The financial value of the options	14

18.	Information based on the sixth Addendum to the Securities Regulations (Periodic and Immediate Reports), 5730-1970	14

	Organs of the Company which approved and issued the options to Akiva Mozes and Nir Gilad and officeholders and dates of approval	15

	Method for determining compensation	15

	Summary of the explanations of the audit committee and board of directors	16

19.	The issued share capital of the Company, quantity and rate of holdings of offerees and interested parties in the Company	17

20.	Consideration and method of determination thereof	18

21.	Personal interest in the approval of the Substantial Private Offering	19

22.	Required approvals	19

23.	Details of agreements pertaining to rights in the shares of the Company	19

24.	Restraints and restrictions applicable to the offerees with respect to operations that may be carried out with the options	19

25.	Term of grant of securities	19

26.	Powers of the board of directors of the Company	19

27.	No undertaking of continued employment	20

PART C — RIGHTS ATTACHING TO THE COMPANY’S SHARES		20

28.	Below is a summary description of the rights attaching of the Company’s shares as prescribed in the Company’s articles of association	20

PART D — ADDITIONAL DETAILS		21

29.	Details of the price of the Company’s shares on the Stock Exchange	21

30.	Notice of Outline	22

31.	Reference to periodic reports and interim financial statements	22

32.	Powers of the Israel Securities Authority	22

33.	Company representative	22

PART A — INTRODUCTION

1.                                      General

Israel Chemicals Ltd. (“the Company” or “ICL”) hereby reports, pursuant to the Securities Regulations (Details of an Outline of an Offer of Securities to Employees) 5760-2000 and the Securities Regulations (Private Offering of Securities in a Listed Company), 5760-2000 (“the Private Offering Regulations”) that on January 7, 2010, the Company’s board of directors approved a plan for a private offering of options exercisable for shares of the Company to approximately 300 offerees, including 14 officers and other senior management employees in the Company and subsidiaries (“the Private Offer”), including a substantial private offering of such options to the chairman of the board of directors and the CEO of the Company (“the Substantial Private Offer”), as set out below (“the Plan”). In respect of the offer to the chairman of the board of directors and CEO of the Company, this Outline also includes details as required by the Private Offering Regulations. Moreover, in respect of the offer for the chairman of the board of directors, an immediate report and notice regarding the convening of a special general meeting are attached to this Outline, pursuant to the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761-2001 and the Securities Regulations (Periodic and Immediate Reports), 5730-1970.

The options shall be offered to the offerees under this Outline in accordance with section 15B(1)(a) of the Securities Law, 5728-1968 (“the Securities Law”) and the Outline Regulations and Private Offering Regulations (as the case may be).

2.                                      Objective of the Plan

The objective of the Plan is to provide an incentive to the offerees under the Plan to continue contributing to the Company and to its success in the future as well. This success is expected to be reflected, inter alia, in the long-term business results and in the price of the Company’s shares on the Tel Aviv Stock Exchange and as such, to promote the interests of the Company and increase its profits in the long term. The Plan will also create an incentive for the continued long-term employment of talented and skilled managers in the Company. This Plan is a continuation of the previous incentive plans of 1999, 2003 and 2007, ensuring the continuation of the incentive for the offerees and reflects the Company’s interest in expanding the circle of managers it wishes to motivate and retain.

3.                                      Permits and approvals

The offer of options under this Immediate Report is subject to obtaining the approvals set out below:

3.1                               The approval of the Tel Aviv Stock Exchange Ltd. (TASE) to list the shares underlying the exercise of the options (“the underlying shares”) that are the subject of this immediate report. Immediately after this Outline is issued, the Company intends to apply to the TASE to list the underlying shares for trading.

3.2                               Since, as set out in section 13 below, the options for the Company’s employees (with the exception of the offerees as set out in section 13.6 below), are to be issued in a capital gain track under section 102 of the Income Tax Ordinance (New Version) (“the Income Tax Ordinance”), the Plan requires the approval of the tax assessor and of a trustee to be appointed by the Company. The Company shall apply to the tax assessor close to the publication date of this Outline, requesting approval of the Plan and the trustee, and may issue the options 30 days after the submission date of the Plan to the tax assessor.

3.3                               Approvals from the relevant organs in the Company as required by law. The audit committee discussed the Plan in its meetings held on December 20, 2009 and December 28, 2009 and approved the private offering for officers, including the Substantial Private Offering, in its meeting on January 4, 2010. The board of directors’ human resource committee discussed the Plan on December 8, December 14 and December 24, 2009 and recommended that the board of directors approves the Plan and the offering to senior officers, including the Substantial Private Offering, in its meeting held on January 3, 2010.

The board of directors discussed the principles of the Plan in its meeting held on January 6, 2010 and discussed the Plan and the Private Offering for the officers in its meeting held on January 7, 2010.

The offering to the chairman of the board of director is also subject to the approval of the general meeting convened under an immediate report and notice regarding the convening of a special general meeting pursuant to the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761-2001 and the Securities Regulations (Periodic and Immediate Reports), 5730-1970 together with this Outline.

The Company may offer options to offerees under the conditions of the Plan and this Outline, after receiving all the approvals required for the offering as set out in this section 3 above and subject to the provisions in section 25 below.

PART B — DETAILS AND CONDITIONS OF THE OFFERING

4.                                      The offerees

4.1                               The offerees of the Private Offering are, or shall be at the time of the offering, as the case may be, officers or other senior management employees at the Company and subsidiaries, in Israel and other countries, as defined in this section 4.1 below (these offerees, with the exception of the offerees set out in section 4.2 below, shall be referred to hereunder as: the “employees”).

Under the Private Offering, up to 11,000,000 options shall be issued to a trustee for approximately 300 employees (including 14 officers and including the CEO and chairman of the board of directors of the Company as set out in section 4.2 below) (for this matter, see also section 26 below).

4.2                               The offerees under the Substantial Private Offering are Mr. Akiva Mozes (“Akiva Mozes”), who is CEO of the Company, and Mr. Nir Gilad (“Nir Gilad”), who is the chairman of the board of Directors, and who are considered to have an interest in the Company by virtue of their positions. The options offered to Akiva Mozes and Nir Gilad are described in section 5.1 below.

4.3                               According to information provided to the Company, at the date of this immediate report:

4.3.1                                 Akiva Mozes holds 433,231 ordinary shares of NIS 1 par value each (“the shares”), representing 0.03% of the issued share capital of the Company and 2,200,000 options exercisable for up to 2,200,000 ordinary shares of the Company of NIS 1 par value each, under the Company’s 2007 options plan.

4.3.2                                 Nir Gilad does not hold Company shares or options that are exercisable into Company shares.

4.3.3                                 To the best of the Company’s knowledge, none of the employees is an interested party in ICL.

4.3.4                                 Akiva Mozes, Nir Gilad and the employees (hereinafter together: the “offerees”) are not an interested party, as such term is defined in section 270(5) of the Companies Law, 5759-1999 (“the Companies Law”).

5.                                      Description and rates of the offered securities

5.1                               The offerees — the employees (including 12 officers), Akiva Mozes and Nir Gilad shall be offered, for no consideration, 11,000,000 non-negotiable options, exercisable into up to 11,000,000 ordinary shares of the Company of NIS 1 par value each, subject to the adjustments set out in section 14 below and all the other conditions of the Plan as set out below. It is noted that the number of underlying shares that will be offered in practice when exercising the options are likely to be lower if the Company elects to exercise its right as set out in section 5.3 below, and in this event, the offerees’ holdings will be lower that the rates set out below.

Below is the division of the options between the offerees:

			Percentage after the issue and exercise(1)		Percentage after the issue and exercise (fully diluted)(2)		Financial value of the options
Offeree	Position	Number of options	In capital	In voting	In capital	In voting	(NIS thousands)(3)
Employees (including 8 officers)	—	7,700,000	0.6	0.6	0.6	0.6	142,450
		(including 8 officers, offered a total of 725,000 options)
Akiva Mozes	CEO	1,100,000	0.086%	0.086%	0.085%	0.085%	20,350
Nir Gilad	Chairman of the board	800,000	0.063%	0.063%	0.062%	0.062%	14,800
Asher Grinbaum	Executive VP	350,000	0.027%	0.027%	0.027%	0.027%	6,475
Yossi Shahar	Executive VP	350,000	0.027%	0.027%	0.027%	0.027%	6,475
Dani Chen	CEO, ICL Fertilizers	350,000	0.027%	0.027%	0.027%	0.027%	6,475
Nissim Adar	CEO, ICL Industrial Products	350,000	0.027%	0.027%	0.027%	0.027%	6,475
All the offerees		11,000,000	0.861%	0.861%	0.855%	0.855%	203,500

Offer to offerees who are officers: The number of options offered to each offeree who is an officer was recommended for approval by the human resource committee of the board of directors, and approved by the audit committee and the board of directors. It is noted that the Private Offering for offerees who are officers and who are not directors was approved in accordance with the Company’s internal regulations and by the audit committee, notwithstanding the fact that the audit committee and board of directors believe that the Private Offering for officers does not constitute an extraordinary transaction under the circumstances, pursuant to the Companies Law.

It is further noted that the number of options that were approved for the offer to the CEO and chairman of the board and other officers were recommended by the human resource committee of the board of directors, and approved by the audit committee and board of directors, in view of the high appreciation of their activities and contribution to the Company, and out of a desire to ensure their continued tenure in the future, taking into account the size of the Company’s activities and its performance (for further details, see section 18.6 below). The issue of options to the chairman of the board of directors is also subject to the approval of the general meeting, convened under an immediate report and notice regarding the convening of a special general meeting pursuant to the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761-2001

(1)         Presuming the theoretic exercise of all of the options for shares by the offerees under this Outline, without exercising the Company’s right to offer shares in an amount equivalent to the financial benefit under section 5.3 below, and without taking into account shares held by the Company.

(2)         The calculation, fully diluted, is based on the assumption in footnote 1 above, and assuming exercise of all of the balance of the Company’s securities that are convertible or exercisable for shares of the Company.

(3)         Calculated according to the economic opinion of external consultants based on the Black and Scholes model and according to the assumptions set out in section 17 below.

and the Securities Regulations (Periodic and Immediate Reports), 5730-1970, together with this Outline.

Offer to offerees who are not officers: The human resource committee of the board of directors shall approve the number of options offered to offerees who are not interested parties, subsequent to the date of this Outline, according to the authority delegated by the board of directors to this committee as set out in section 26 below.

5.2                               Each option confers the right to receive from the Company or its representative, by way of issue or transfer (as set out in section 5.3 below), one ordinary share of the Company, of NIS 1 par value, against payment of an exercise price of NIS 53.1, equivalent to the closing price of the Company’s share on the TASE on January 6, 2010 (the last known closing price at the date of the board of directors’ resolution), subject to adjustments as set out in section 14 below. The exercise price shall be linked to the CPI and the base index shall be the index for November 2009, published on December 15, 2009 (105.2 points). The exercise price will be increased or decreased according to the ratio between the known index at the exercise date and the base index (the linked exercise price shall be referred to hereunder as: “the exercise increment”). Notwithstanding the aforesaid, the exercise price for offerees who are residents of the United States and/or are subject to the tax laws in the United States, shall not be linked to the CPI as aforesaid, and accordingly the exercise increment for these offerees will be the same as the exercise price.

5.3                               Alternately, and at the sole discretion of the Company, the Company may, upon exercise of the options, issue share to the offerees, or transfer shares that are held or that will be held by the Company or a subsidiary, at the value of the benefit only, as set out below:

5.3.1                                 The number of underlying shares to which each offeree would be entitled at the exercise date of the options (as set out in section 7.5 below) shall be calculated according to the difference between:

5.3.1.1.                                The closing price of the Company’s shares on the TASE on the trading day preceding the exercise date (“the effective price”) multiplied by the number of shares underlying the options tor which the exercise notice has been given (adjusted as set out in section 14 below).

And between:

5.3.1.2.                                The exercise increment (adjusted as set out in section 14 below), multiplied by the number of options for which the exercise notice has been given.

This difference shall constitute the sum of the monetary bonus for the offeree on the date of the exercise (“the sum of the monetary bonus”).

5.3.2                                 The Company shall issue to the offerees, or transfer the shares that are held or that will be held by the Company or a company under its control, the number of shares with a market value, at the effective price, is equal to the sum of the monetary bonus only. Fraction of shares obtained as a result of this calculation shall be rounded up to the nearest full share.

The following conditions shall apply in the event of an issue of shares under this section: The Company shall convert part of its profits from share premiums or any other source included in its equity set out in its financial statements, into share capital, in the sum equal to the nominal value of the underlying shares, as set out in section 304 of the Companies Law. If this is not possible, the offeree shall be paid the nominal value of the underlying shares only. In this case, the Company will issue additional shares to the offeree, equivalent to the nominal value of the issued shares. It is clarified that in any event of issue of shares under this section, the exercise shall be effected in such a manner that the nominal value of the shares will be paid (or, as the case may be, capitalized), by the

Company or by the offeree, under any law, including the Companies Law, regarding distributions.

6.                                      Deposit of options with a trustee

The options shall be issued to a trustee according to the terms of the capital gains track, through a trustee as set out in section 13.4 below (“the trustee”), for the offerees, following and subject to receipt of all the approvals set out in section 3 above.

The effective date for implementing the Plan is the date of approval of the Plan by the board of directors of the Company, as set out in the introduction to this report, in other words, on January 7, 2010.(4)

7.                                      Right of exercise, lock-up and method of exercise of options

7.1                               All of the options granted to employees, Nir Gilad and Akiva Mozes are valid from the effective date (subject to the fulfillment of all the conditions set out in section 3 above). Unless otherwise determined by the board of directors, the options shall vest in three equal lots, as set out below:

7.1.1                                 One third of the options issued to each of the offerees shall vest 12 months after the effective date. The options or underlying shares shall be locked up for a minimum period as defined in section 13.4 below.

7.1.2                                 A second third of the options issued to each of the offerees shall vest 24 months after the effective date.

7.1.3                                 The last third of the options issued to each of the offerees shall vest 36 months after the effective date.

7.2                               Each of the offerees may exercise the options, in accordance with the conditions of the Plan (including section 10 below), in each lot that vests, in whole or in part, as follows: For the first and second lots — from the end of the minimum lock-up period as defined in section 13.4 below and up to 36 months after the date the options were issued (“the exercise date of the first lot” and the “exercise date of the second lot”, respectively). For the third lot, from the vesting date of that lot up to 48 months after the date the options were issued (“the exercise date of the third lot”). Should the exercise date of the first, second or third lots fall on a day other than a banking day in Israel or a trading day on the TASE, the final exercise date shall be deferred to the next business day thereafter, which is also a trading day on the TASE.

7.3                               An offeree wishing to exercise the options, under all the conditions of the Plan, shall submit a written and signed notice to the Company and the trustee, in the text prescribed by the Company (“the exercise notice”). The exercise notice shall include the identity of the offeree and the number of options he wishes to exercise. The offeree, and not the trustee, shall decide whether or not to exercise and shall pay the exercise price.

7.4                               The offeree shall pay the Company the consideration for the underlying shares issued to the offeree in accordance with the exercise notice as determined by the Company, unless the Company chooses to exercise its right under section 5.3 above.

7.5                               On the first trading day following the day the Company receives the exercise notice, completed and signed by the offeree, after having paid the consideration as set out in section 7.4 above (“the exercise date”), the Company shall issue the underlying shares to the trustee, and should the Company elect to exercise its right as set out in section 5.3 above, the provisions in section 5.3 shall apply.

(4)         Note that lock-up under section 102 shall apply to Israeli offerees, for 24 months subsequent to the date of issue to the trustee as set out in section 13.4 below.

7.6                               Options that are unexercised at the exercise date set for their relevant lot (as set out in section 7.2 above), shall expire and shall not afford any right to compensation or indemnification and shall not be valid.

8.                                      Rights attaching to the underlying shares

8.1                               The underlying shares shall be equal in their rights, to all intents and purposes, to the ordinary shares in the Company’s share capital at the date of this Outline, and shall confer, inter alia, the same rights to receive notice and to participate in the Company’s general meeting, receive dividends or any other distribution and receive surplus assets upon winding up.

8.2                               In any event where, according to the provisions of the Plan, the offeree is entitled to rights and/or bonus shares and/or any other right afforded to the offeree by virtue of the options and/or underlying shares (“the rights”), and at the date of record for distribution of the rights, the options and/or underlying shares were held by the trustee, the rights shall be transferred to the trustee, and the trustee shall deduct tax at source in accordance with the law, insofar as it applies. All the rights shall be issued to the trustee in favor of the offerees and shall be held by the trustee until the end of the lock up period of the options for which the rights were issued. The conditions of the tax track shall apply to these additional rights.

8.3                               In any event where the Company distributes a cash dividend and at the date of record for distribution of the dividend the trustee held underlying shares for any of the offerees, the Company shall transfer to the trustee the sum of the dividends for the underlying shares held by the trustee for each offeree. The trustee shall deduct tax at source according to the law, insofar as this is required, before transferring the sum of the dividend (net of the tax) to the offeree.

8.4                               Notwithstanding the aforesaid in section 8.1 above, if, in accordance with the provisions of the Plan, the trustee holds the underlying shares in favor of the offeree and these shares are yet to be transferred to the offerees, the shares shall not afford rights to receive notices and to participate in the Company’s general meetings.

9.                                      Restrictions applicable to activities in the options and underlying shares

9.1                               The options are a personal right that may not be transferred, endorsed or pledged, whether voluntarily or otherwise (except to the heirs of a deceased offeree according to a will or inheritance laws, provided they confirm their consent to the conditions). The options shall not be listed on the TASE. The shares underlying the exercise of the options (“the underlying shares”) shall be listed on the TASE.

9.2                               The options for offerees in Israel shall be issued to the trustee under section 102 of the Income Tax Ordinance. Accordingly the options or the underlying shares, as the case may be, shall be held by the trustee, under section 102 of the Income Tax Ordinance, for the minimum lock up period, as set out in section 13 below.

9.3                               The trustee may not transfer the options that were issued in accordance with the Plan to a third party, including an offeree, unless instructed by the Company.

9.4                               Transfer of rights to options and/or underlying shares under a will or inheritance laws shall be valid and shall bind the Company, only after the Company is furnished with the following notarized approvals:

A.            A written request for the transfer and a copy of a legal document confirming the right of the person to act in respect of the offeree’s estate or confirming the right of the transferee

B.            Written consent from the transferee to pay any amount in respect of the options under the Plan and any amount required under the provisions of the Plan as well as consent to comply with all the provisions of the Plan

C.            Any other evidence required by the board of directors to establish the right to transfer the options and/or underlying shares and the validity of the transfer.

9.5                               The underlying shares are subject to restrictions under the provisions in the Company’s articles of association.

9.6                               The options under this Outline are issued in accordance with section 15B(1)(a) of the Securities Law, and therefore restrictions on the buyback as set out in section 15C of the Securities Law will not apply to the underlying shares (except as set out below).

Section 15C of the Securities Law and the Securities Regulations (Details Regarding Sections 15A to 15C of the Law) 5760-2000 (“the Further Details Regulations”) apply to the shares underlying the options issued to the chairman of the board under the Private Offering Regulations and the shares underlying the options issued to offerees in countries other than Israel, as follows:

9.6.1                                 The offerees may not offer the underlying shares prior to the lapse of six months following the issue date of the options.

9.6.2                                 In six consecutive quarters, starting from the end of the period set out in section 9.6.1 above, each of the offerees may offer a number of shares on any trading day, which is no more than the daily average of the volume of trading of the Company’s shares on the TASE over the eight week period preceding the date of the offer, provided that the total number of shares offered in any quarter does not exceed one percent of the Company’s issued and paid up share capital, as set out in the further details regulations.

10.                               Conditions of the Plan in the event of termination of employment

10.1                        In the event of termination of employer-employee relations between the Company and the offeree following voluntary retirement of the offeree, and not as a result of disability due to health problems (“disability”), the offeree may exercise only those options included in the lots that have vested and are unexercised and unexpired by the termination date of employment, and they shall be exercisable for up to 90 days from the date of termination of employment (or, if the lock up period under section 102 of the Income Tax Ordinance has not yet ended, up to 90 days after the end of this period, whichever is the later). The rest of the options shall expire on the date of termination of employment.

10.2                        In the event of termination of employment due to disability or death, the offeree (or his heirs) may exercise the options in the lots that have already vested but which have not yet been exercised for shares, and a proportionate part of the next lot that has not yet vested, if any, to be calculated according to the proportion of the number of months that have lapsed since the date of vesting of the previous lot to have vested (or since the effective date, as the case may be), and up to termination of the offeree’s employment, and 12 months, and they shall be exercisable until the final date or dates of exercise (as set out in section 7.2 above), of each of the vested lots that are exercisable as set out in this section. The rest of the options shall expire on the date of termination of employment.

10.3                        In the event of termination of employment due to dismissal under circumstances which, in the Company’s opinion, afford the Company the right under law to dismiss the employee without severance pay, all the options offered to the offeree under this Plan shall expire immediately at the dismissal date, including those which have already vested but have not yet in fact been exercised.

10.4                        In the event of termination of employment for any reason which is not described in subsections 10.1-10.3, the offeree may exercise only the options that have vested by the date of termination of employment, and which are unexercised and unexpired at the exercise date of the lot or the exercise dates of each of the shares (as the case may be), which vested and are exercisable as set out in this section. The rest of the options shall expire on the date of termination of employment.

10.5                        The offeree’s right to the options offered under the Plan or their exercise shall not be ended or expire or be accelerated solely as a result of the fact that the offeree was transferred from the Company to a subsidiary, or vice versa, as an employee or officer.

10.6                        The board of directors may amend the provisions of this section 10 (and/or any of them), in general or specifically, at its own absolute discretion.

10.7                        In this section 10, the severance date is the date of termination of employee-employer relations between the offeree and the Company, or the end of the notice period (or the adjustment period, if any), whichever is the later.

11.                               Change in control

In the event of change in control in the Company, on completion of the change in control, the rights to receive all the options issued to 14 offerees who are officers in the Company, will vest immediately, including those which, according to the dates set out in section 7.1 above, have not yet vested and they will be exercisable commencing from that date (subject to the minimum lock up period as set out in section 13.4 below) and up to the exercise date of each of the lots as set out in section 7.2 above.

In this section:

“Transfer of control” — including by way of the sale of shares (including a share swap), distribution of a dividend in kind or issue of shares to a third party

“Control” in this section — as defined in the Securities Law

12.                               Restructure or merger

In the event of merger of the Company with or into another Company, whether by way of a share swap, cash purchase or in any other manner, or sale of all (or the vast majority) of the Company’s assets or issued capital or any event with a similar corporate nature and any related action (hereinafter together: “restructure” or “merger”) and subject to any law, the board of directors may prescribe the following:

12.1                        Every option is replaced or converted into an option of equal value in the new company following the merger or sale and the exercise price is amended for such purpose, insofar as this is required, all at the discretion of the board of directors, or;

12.2                        Every option shall be adopted by the new company such that it shall be exercisable into a share of the new company subject to adjustments and amendments as may be prescribed by the board of directors, or;

12.3                        Every option shall be cancelled or returned to the Company and the Company shall pay the entitled employee monetary compensation for the cancellation or return of the option, provided that the value of the benefit in such compensation shall be no less than the value in the options that were cancelled or returned to the Company, as measured on the date of cancellation or return, as the case may be, and;

12.4                        To perform any action and/or adjustment in respect of the options and their conditions, as may be required, at its discretion.

For the purposes of the provisions of this clause, the term “new company” shall refer to the company with which a merger may take place, with which a sale transaction may be effected or which may stand in place of the Company following a restructuring or any related transaction. To remove all doubt, it is clarified that if control in the Company is transferred as a result of restructure or merger, the provisions in section 11 above shall apply.

13.                               Tax implications and issue to the trustee

The following are details of certain tax-related provisions regarding the issue and exercise of the options:

13.1                        The offerees shall bear any tax obligation regarding issue of the options to offerees (including income tax, capital gains tax, national insurance and health tax) and any other mandatory payment owing on account of the grant or exercise of the options or the sale of the underlying shares. The trustee and the Company may deduct any amount required to be deducted at source by law.

13.2                        The provisions of section 102 of the Income Tax Ordinance (New Version) and the regulations promulgated thereunder (jointly: “section 102”) shall apply to the options issued to the offerees in Israel. The Company has decided that the issue shall be through a trustee, in the capital gains track.

13.3                        At the date of this report, the provisions of section 102 regarding the capital gains track provide, inter alia, the following :

•                        The options and underlying shares shall be locked up with the trustee until two years after the date of issue and designation of the issue for the employee.

•                        The offeree’s income from issue of the options shall not be taxed on the date of the issue.

•                        The employee’s tax liabilities for “part of the value of the benefit” on the date of the issue of the options shall be calculated in accordance with the marginal tax rate that applies to the employee. For this purpose, the “part of the value of the benefit” shall be calculated in accordance with the average value of the Company’s shares on the TASE at the end of the 30 trading days which preceded the issue of the options, less the cost of exercising the options.

•                        The balance of the value of the benefit shall be subject to tax at a rate of 25%.

•                        When issuing the options as aforesaid, the company employing the offeree shall be allowed a salary expense in the sum of the employee’s income, taxable at the marginal tax rate. In respect of the value of the benefit for the employee, taxable at a rate of 25%, the Company shall not be allowed an expense for tax purposes.

The aforesaid should not be considered as tax advice and offerees should examine the tax situation applicable to them and decide whether and how to act under their own specific circumstances.

13.4                        Accordingly

•                        The issue to the offerees shall only be effected after the approval of the tax assessor under section 102 and in accordance with the terms of the approval.

•                        Prior to the issue of the options to the offerees, the Company shall enter into an agreement with the trustee, which shall hold the options in trust for the offerees pending exercise (or expiration, as the case may be), and shall hold the underlying shares for at least 24 months subsequent to the date of issue to the trustee (“the minimum lock up period”)

13.5                        Notwithstanding any other provision in this clause, it is clarified that transfer of the underlying shares from the trustee to an Israeli offeree or from an Israeli offeree to any third party (including sale thereof), is only be permitted after the minimum lock up period, after payment or deduction of the tax owing, if any, and shall be effected in accordance with the provisions, conditions and arrangements as may be agreed upon between the Company and the trustee, and subject to the provisions of section 102 or the provisions of any law and any agreement with the tax authorities.

13.6                        Notwithstanding the provisions above or below, the offerees under this Outline may include offerees whose place of residence or employment is outside of Israel, and therefore the provisions of section 102 are not applicable in their respect. The options of these offerees shall be deposited with the trustee on the date of their issue and shall be exercised through the trustee in the manner set out in this Outline, without the lock up restrictions under section 102.

The aforesaid in this section 13 above does not purport to be a certified interpretation of the provisions of the laws relating to issue of the options to the offerees, and is does not replace legal and professional advice on the matter. As is accepted in investments in securities, each of the offerees (including offerees as set out in section 13.6 above), should consider the various tax options and the implications of the tax applicable to the investment and should consult with professional advisors, including legal and tax consultants, taking into account their specific circumstances.

14.                               Adjustments for distribution of bonus shares and/or issue by way of rights and/or splitting or merging capital and/or distribution of a dividend

14.1                        If the Company distributes bonus shares after issuing options under this Outline, then on the date of record for distribution of the bonus shares, the number of underlying shares for exercising options that are unexercised and unexpired on the date of record for the bonus shares shall be increased by adding the appropriate number of shares, without consideration, to which the offeree would have been entitled had he exercised the unexercised options for shares on the date of record for the right to receive bonus shares, immediately prior to the date of distribution of the bonus shares. It is clarified that the exercise price of the options shall not change if bonus shares are distributed, however the payment for each share shall be decreased accordingly, in view of the increase in the number of underlying shares from each option.

14.2                        Should the Company offer its shareholders securities of any type whatsoever by way of a rights issue, the exercise price of the warrants shall not be adjusted, however the number of underlying shares for the exercise of the options not yet exercised by the date of record regarding the right to purchase rights under the rights issue shall be adjusted according to the benefit component embodied in the rights, to be calculated in accordance with the TASE guidelines in effect on the date of record.

14.3                        In any event of a split or merge of the Company’s share capital, or any corporate equity event that is materially similar in nature, the Company shall effect the amendments or adjustments that are required to prevent dilution or increase the offeree’s rights under the Plan in relation to the number and class of underlying shares for the unexercised options and/or in respect of the exercise price of each option.

14.4                        If the Company pays a cash dividend, and the date of record for its distribution falls after the options are issued under this Outline, then on the date of record, the exercise increment of the unexercised and unexpired options as of that date shall be reduced by the gross amount of the dividend per share, in its sum in Israeli shekels at the date of record. To remove all doubt, the exercise price shall not fall below the par value of the share. It is clarified that the provisions of this section shall not apply to offerees who are residents of the United States and/or subject to the tax laws in the United States.

14.5                        If the adjustments set out in this section result in share fractions, the Company shall not issue share fractions, and the number of shares issued to the offeree shall be rounded up to the next full share.

14.6                        It is clarified that the offeree’s right to additional underlying shares as a result of the adjustments under the provisions of this section shall only apply on the exercise date of the options.

15.                               Obligations of the offerees

When issuing the options, the Company shall deliver to each offeree a letter of offer in respect of the number of options that each offeree is entitled to receive under the Plan. When receiving the options under the Plan, the offeree shall undertake and declare the following: (1) To agree and confirm that he received and read the Plan and the letter of offer and accepts all of the conditions therein, including and without derogating from the generality of the aforesaid, his consent to bear all of the tax liabilities and other mandatory payments resulting from the offering and issue of the options, the exercise or sale of the underlying shares, and that he agrees and authorized the Company to deduct any tax at source that may apply (including, if required, from the number of options and/or underlying shares); (2) To fulfill all the conditions set out in section 102 (including provisions relating to the tax track), the provisions of section 102, the Plan, letter of offer and trustee agreement; (3) Subject to the provisions and conditions of section 102 and the rules, not to sell or remove the underlying shares from the trustee before the end of the lock up period; (4) To comply with the procedures for exercising the options and selling the underlying shares, as will be agreed upon between the Company and the trustee.

16.                               Applicable law

The Plan, this Outline and all the attached documents that were submitted or signed by the Company or subsidiaries in respect of the Plan and Outline, are subject to the laws of the State of Israel.

17.                               The financial value of the options

17.1                        The options will be offered to the offerees for no consideration.

17.2                        The financial value of each option at January 6, 2010, immediately prior to the date of record, is as follows: first and second lots: NIS 18.10; third lot: NIS 19.30. The total financial value of all of the options for the offerees is NIS 203.5 million. For further details, see paragraph 5.1 above.

17.3                        The financial value was calculated according to the financial opinion of external consultants and based on the Black and Scholes model, according to the calculation formula set out in the TASE guidelines for determining the value of options. The annual standard deviation of the share is 54.98% for the first and second lots and 48.45%, for the third lot. The annual capitalization rate is 0.59% for the first and second lots and 1.29% for the third lot. The life of the options is two and a half years for the first and second lots (taking into account, inter alia, the minimum lock-up period as set out in section 13.4 above) and three and a half years for the third lot. The exercise price set out in section 5.2 above and the closing price of the share on the TASE immediately prior to the date of record is NIS 53.10.

18.                              Information based on the sixth Addendum to the Securities Regulations (Periodic and Immediate Reports), 5730-1970

This section 18 presents information based on the sixth Addendum to the Securities Regulations (Periodic and Immediate Reports), 5730-1970, (“the Addendum”).

18.1                        For details of the options issued to Akiva Mozes and Nir Gilad and other officers under this Plan and Outline, and the percentage of their voting rights and the issued and paid-up share capital subsequent to their issue and exercise, at full dilution, and their financial value, see section 5 above.

18.2                        For details of all the compensation components for Akiva Mozes and the other four officers, who are the five highest-paid senior officers in 2009, among all the senior officers in the Company and its subsidiaries, pursuant to Part C of the Addendum, see section 8.1 of the Shelf Prospectus (Ref. No.: 2009-01-190410) published by the Company on August 9, 2008. It should be noted that as from the second quarter of 2009 through to the date of this report, no changes have occurred in the terms and conditions of the tenure of the offerees as noted in this section 18.2.

18.3                        At the date of this report, Nir Gilad does not hold Company shares or options that are exercisable into Company shares. Furthermore, pursuant to the resolution adopted by the general meeting of the Company’s shareholders on July 20, 2009 pertaining to approval of the contract engaged by the Company to receive management services from Israel Corp. and/or H.L. Management Consulting (1986) Ltd., which is a wholly controlled subsidiary of Israel Corp., commencing January 1, 2009 through December 31, 2011, Mr. Gilad is not entitled to directors’ compensation for serving on the board of directors of the company and its committees. For further information see the Company’s Immediate Report dated June 16, 2009 (Ref. No.: 2009-01-143919). Likewise, as of the date of this report, Nir Gilad has no other compensation components with respect to his tenure with the Company or any of the Company’s subsidiaries.

18.4                        Organs of the Company which approved and issued the options to Akiva Mozes and Nir Gilad and officeholders and dates of approval

Further to the recommendations of the board of directors’ human resource committee (see details in section 3.3 above), the issue of options to Akiva Mozes and Nir Gilad and to the other officers, under this Outline, were approved by:

The Company’s audit committee deliberated the Plan and Private Offering, including the Substantial Private Offer to Akiva Mozes and Nir Gilad, in its meetings of December 20 and December 28, 2009, and approved them on January 3, 2010.

The Company’s board of directors deliberated the Plan at its meeting on January 6, 2010 and discussed the Plan and Private Offer to officers, including the Substantial Private Offer to Akiva Mozes and Nir Gilad, and approved them at its meeting on January 7, 2010.

In addition to the foregoing approvals, the issue of options to Nir Gilad is also subject to the approval of the general meeting of the Company’s shareholders which will be convened pursuant to an immediate report, and notice of the convening of a special general meeting, in accordance with the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761-2001 and the Securities Regulations (Immediate and Periodic Reports), 5730-1970, published simultaneously and together with this Outline.

18.5                        Method for determining compensation

For the purpose of determining compensation, the audit committee and board of directors examined and took into account, in their deliberations concerning these matters, inter alia, the following parameters:

(a)         Assessment of the activities and contributions of Akiva Mozes and Nir Gilad and other officers to the Company’s performance and the achievement of its long-term goals;

(b)         The Company’s desire to ensure the continuation of their tenure in the Company in the upcoming years and to provide them with an incentive to continue to act to achieve the Company’s profits and its long-term goals;

(c)          The scope and complexity of the Company’s operations and its financial results;

(d)         Figures pertaining to the scope of the total compensation for Nir Gilad and Akiva Mozes and other officers (as well as details of the various compensation components, including options);

(e)          The terms for issuing the options and ratio between the inherent value of the benefit and the scope of the total compensation for Nir Gilad and Akiva Mozes and other officers.

(f)           Economic opinion prepared by external advisors with respect to the financial value of the benefit inherent in the options (see section 17.3 above);

(g)          Detailed review of the generally accepted methods of compensation for executives in Israel and other countries. As part of the review, the organizational, financial and accounting significance of these compensation methods were presented. The review included benchmarks for all the compensation components (including salary, bonus and equity compensation) for officers in public companies, the majority of which are included in the TASE TA-25 index and similar foreign companies which are public companies trading on stock exchanges abroad and operating in the sector in which the Company operates and which the Company deems to be a reference group for its business (in this connection, it is noted that the Company employs numerous employees abroad, some of whom are offerees in the Private Offer and for this reason emphasis was placed on benchmarks for similar compensation in competitive international companies. For further information see section 18.6.2 below). The benchmarks were gathered and prepared by external advisors, based on public information published by said companies.

(h)         Figures pertaining to the scope of compensation in securities for officers under the Company’s previous options plan of 2007.

18.6                        Summary of the explanations of the audit committee and board of directors

The audit committee and board of directors of the Company examined the terms and conditions of the issue of options with attention paid to all the parameters specified in section 18.5 above and resolved to approve the issue of options to Nir Gilad and Akiva Mozes and officers, based on the following considerations:

18.6.1                          The audit committee and board of directors resolved, while taking into account the terms and conditions of the issue of options and the total scope of the compensation for Nir Gilad and Akiva Mozes and other officers, the complexity of their positions, their skills and extensive experience and benchmarks for officers in similar positions among public companies in Israel, the majority of which are included in the TASE TA-25 index, as well as among similar foreign companies which are public companies trading on stock exchanges abroad and operating in the sector in which the Company operates, that: (a) the scope of compensation in securities and the total scope of compensation for Akiva Mozes and Nir Gilad and other officers, are reasonable under the circumstances and do not deviate from the conventional level of compensation for officers in these companies, including in respect of the percentage of the capital and voting rights underlying the exercise of the options; (b) the compensation is also reasonable in respect of the number of options offered under the plan.

18.6.2                          Without derogating from the stipulations in section 18.6.1 above, the audit committee and board of directors are of the opinion that, since ICL is a multinational company and its primary sales are carried out outside of Israel, and that a significant number of its employees operate and are employed abroad, and due to the relatively minor number of Israeli companies operating in ICL’s areas of operations, it is difficult to find similar relevant companies in Israel. Therefore, it is proper that, for the sake of analyzing information of similar companies and similar compensation in the sector in which ICL operates, an appropriate and relevant benchmark group is chosen of foreign public companies trading on foreign stock exchanges and that the Company deems them to be a reference group for the management of its business.

18.6.3                          The number of options approved for issue to Nir Gilad and Akiva Mozes and the other officers, was determined by the audit committee and the board of directors of the Company, in view of high appreciation for their activities and contribution to the Company and the outstanding achievements of the Company’s management (headed by the Company CEO, Akiva Mazes), in managing and navigating the Company through the recent global economic crisis, and by comparison with the business results of the competitors worldwide.

18.6.4                          Members of the audit committee and board of directors consider preservation of managerial stability of the Company and the continued activity of Nir Gilad. Akiva Mozes and other officers to be highly important, and in their decision to approve the number of issued options, they took into account the importance of ensuring their continued tenure in the Company in the upcoming years and the scope of the Company’s business operations, complexity of its operations and its performance in the long term.

18.6.5                          The scope of compensation for Nir Gilad and Akiva Mozes and the other officers is also reasonable compared to the scope of compensation in securities granted to officers under the Company’s previous options plan of 2007.

18.6.6                          Taking into account all the parameters that were examined and the above explanations, members of the audit committee and board of directors believe that the compensation in securities for Akiva Mozes and Nir Gilad and the other officers (including the ratio between them and their total compensation) is reasonable and appropriate and is an important and central part of the mix of compensation factors designed to provide an optimum incentive to act to achieve profits for the Company and its long-term goals, and that the options plan and issue of the options is designed to serve the benefit of the Company.

For further information pertaining to the method of determining the compensation and the considerations taken into account by the audit committee and the board of directors for the Private Offer to the chairman of the board, Mr. Nir Gilad, see immediate report and notice of the convening of a special general meeting, in accordance with the Securities Regulations (Transaction between a Company and its Controlling Shareholder), 5761-2001 and the Securities Regulations (Immediate and Periodic Reports), 5730-1970, published simultaneously and together with this Outline.

19.                               The issued share capital of the Company, quantity and rate of holdings of offerees and interested parties in the Company

19.1                        At the date of this report, the issued and paid-up share capital of the company is NIS 1,288,232,191 par value, divided into 1,288,232,190 ordinary shares of NIS 1.00 par value each and one special State share.

19.2                        At the date of this report, the amount of 2,216,131 shares of the Company are held by Ferson Chemical Materials Ltd., a wholly owned and controlled subsidiary of ICL. The Company holds 22,373,500 shares of the Company.

19.3                        Subsequent to the issue under this report and on the assumption of full exercise of all the options offered under this report, the shareholders’ equity(5) shall amount to NIS 1,276,853,788 par value (disregarding the shares held by the subsidiary, Ferson Chemical Materials Ltd. — see above).

(5)         Presuming full exercise by the offerees, without exercise of the Company’s right under section 5.3 of the plan, and without taking into account shares held by the Company, and without taking into account the exercise of the balance of the securities of the Company that are convertible or exercisable for shares of the Company.

19.4                        To the best of the Company’s knowledge, the holdings of Akiva Mozes and Nir Gilad, both of whom are interested parties by virtue of their positions in the Company, and the rest of the holders of issued and paid-up shares of the Company are, at the date of this report, and will be subsequent to the private offering, as follows:

		Immediately prior to the private offering			Subsequent to the private offering and presuming that the offerees will exercise all of the options issued to them under this Outline Plan.
							Capital,		Voting rights,
Company’s shareholders		Quantity	Capital	Voting rights	Number	Capital(6)	fully diluted(7)	Voting rights(8)	fully diluted(9)
Interested parties	Israel Corp. Ltd.	671,767,522	53.07%	53.07%	671,767,522	52.61%	52.21%	52.61%	52.21%
	PCS	143,648,630	11.35%	11.35%	143,648,630	11.25%	11.16%	11.25%	11.16%
	Ferson Chemical Materials Ltd.	2.216,131	0.18%	0.18%	2,216,131	0.17%	0.17%	0.17%	0.17%
	Akiva Mozes	433,231	0.03%	0.03%	1,533,231	0.12%	0.29%	0.12%	0.29%
	IDE Technologies	205	0.00%	0.00%	205	0.00%	0.00%	0.00%	0.00%
	Rotem Amfert Negev Ltd.	205	0.00%	0.00%	205	0.00%	0.00%	0.00%	0.00%
	Nir Gilad	—	0.00%	0.00%	800,000	0.06%	0.06%	0.06%	0.06%
	Amnon Sadeh	27,500	0.00%	0.00%	27,500	0.00%	0.00%	0.00%	0.00%
	Yair Orgler	1,600	0.00%	0.00%	1,600	0.00%	0.00%	0.00%	0.00%
	Avraham (Baiga) Shochat:	2,000	0.00%	0.00%	2,000	0.00%	0.00%	0.00%	0.00%
	Moshe Vidman:	6,100	0.00%	0.00%	6,100	0.00%	0.00%	0.00%	0.00%
	Yossi Rosen	3,500	0.00%	0.00%	3,500	0.00%	0.00%	0.00%	0.00%
	Ofer Holdings Group Ltd.	377,662	0.03%	0.03%	377,662	0.03%	0.03%	0.03%	0.03%
	Israel Chemicals Ltd.	22,373,500	—	—	22,373,500	—	—	—	—
Balance of shareholders	Public	447,369,502	35.34%	35.34%	456,469,502	35.75%	36.07%	35.75%	36.07%

20.                               Consideration and method of determination thereof

20.1                        The options are offered to the offerees for no consideration.

20.2                        If all the options offered are exercised for shares(10), the Company should receive the sum of approximately NIS 584,100 thousands by the final date of exercise, inclusive.

20.3                        The Company intends to use the consideration obtained from the exercise of the options, if obtained, (see footnote 10), as may be resolved by the management or the board of directors of the Company, from time to time.

20.4                        The exercise price of the options is set by the audit committee and the board of directors in accordance with section 5.2 above, and it is identical for all the offerees under this Outline, including Akiva Mozes and Nir Gilad.

(6)          Presuming the theoretic exercise of all of the option warrants into shares by the offerees under this outline, without exercising the Company’s right to issue shares in an amount equivalent to the financial benefit under section 5.3 below, and without taking into account shares held by the Company.

(7)          The calculation of the fully diluted percentage is made on the basis of the assumption in footnote 6 above and assuming the exercise of all the balance of the securities of the Company that are convertible and exercisable for shares in the Company.

(8)          Cf. footnote 6 above

(9)          Cf. footnote 7 above

(10)    Without exercising the Company’s rights under section 5.3 above

21.                               Personal interest in the approval of the Substantial Private Offering

The Israel Corporation Ltd, the controlling shareholder in the Company. (“Israel Corp.”), is liable to have a personal interest in the approval of the Substantial Private Offering with respect to Nir Gilad due to his position as CEO of Israel Corp. To the best of the Company’s knowledge, none of the officers of the Company have a personal interest in the approval of the Substantial Private Offering, with the exception of the following officers who are offerees under the placement: Mr. Mozes and Mr. Gilad; and who may be deemed parties with personal interest with respect to the Substantial Private Offer to Nir Gilad — Mr. Moshe Vidman and Mr. Yossi Rosen, due to their tenure as directors in Israel Corp. (due the personal interest that Israel Corp. could have); and Mr. Avisar Paz and Mrs. Noga Yatziv, who may be deemed as parties with personal interest due to their tenure as officers in Israel Corp. who are, in the framework of their positions; subordinate to Mr. Nir Gilad, in his position as CEO of Israel Corp.

22.                               Required approvals

For further information pertaining to the required approvals and permits, see section 3 above.

23.                               Details of agreements pertaining to rights in the shares of the Company

To the best of the Company’s knowledge, subsequent to the clarifications conducted with Akiva Mozes and Nir Gilad, there are no agreements, either written or oral, between any of the offerees of the Substantial Private Offer and any shareholder in the Company, or between the offerees, all or in part, between each other or between them and other persons, with respect to the acquisition or sale of securities of the Company or with respect to the voting rights in the Company.

24.                               Restraints and restrictions applicable to the offerees with respect to operations that may be carried out with the options

For further information in this regard, see section 9 above.

25.                               Term of grant of securities

The term of the grant of options to the offerees under this Outline shall be effected as of: (a) receipt of all the required approvals as set forth in section 3 above or (b) 14 business days after the date of publication of this Outline, whichever is the later; and shall terminate on: (a) the date of submission of the periodic report for 2009 or (b) March 31, 2010, whichever is the earlier.

26.                               Powers of the board of directors of the Company

The board of directors of the Company is authorized to interpret the provisions of the Outline and the Plan and to make any supplementary or clarifying provision with respect to the execution thereof, to the extent that the matter may be required, at its discretion.

Without derogating from the generality of the aforesaid, it is clarified that subject to any law, the board of directors of the Company is authorized, at its exclusive discretion, to exercise all of the powers required for the purpose of management of the Plan, including determining the identity of the offerees, determining the number of options to be issued to each of the offerees, determining the dates of such issue, determining the vesting period and in special cases in which the board of directors shall deem fit, to bring forward the vesting dates of the unvested options (all or in part), with respect to all the offerees or some of them.

Likewise, the board of directors of the Company is authorized, at its exclusive discretion, to amend the provisions of the Plan (and its ancillary documents), provided that the amendment of any of the terms and conditions of the Plan shall not contradict the provisions of section 102 and shall not harm the rights of the offerees under the Plan without obtaining the prior consent of the offerees to whom options have been issued under the Plan on the date of the proposed amendment.

The board of directors has delegated its authority to designate the shares issued to the Trustee to specific employees (who are not officers) to its human resources committee, all in accordance with the provisions of section 288(b) (1) of the Companies Law.

27.                               No undertaking of continued employment

The granting of options to offerees under this Plan and this Outline shall not be interpreted as imposing any obligation on the Company and/or its subsidiaries to continue the employment of any of the offerees and/or as restricting them from terminating the employment of any of the employees and/or as granting any right to an offeree to continue to be employed.

PART C — RIGHTS ATTACHING TO THE COMPANY’S SHARES

28.                               Below is a summary description of the rights attaching of the Company’s shares as prescribed in the Company’s articles of association.

The full version of the Company’s articles of association can be viewed on the distribution website of the Securities Authority at (www.magna.isa.gov.il) and at the registered office of the Company.

At the date of this report, all the shares in the issued and paid-up share capital of the Company and the shares to be obtained from exercise of the options under this Plan are registered ordinary shares, except for one special State share (“the Gold Share”) which is held by the State of Israel.

28.1                        Conditions and rates of participation in the distribution of dividends and bonus shares: The ordinary shares shall have equal rights and shall afford the holders of them the right to receive notices regarding shareholders’ meetings of the Company, to participate in and vote at such meetings, to elect members of the board of directors as set forth in these articles of association and the right to participate in the distribution of the Company’s profits and surplus assets upon winding up.

In the event of a payment of dividends, such shall be paid proportionally to the sums paid-up or credited as paid-up on account of the par value of the shares, without taking into account any premium paid thereupon.

In the event of distribution of bonus shares, such shall be divided up between the ordinary shareholders, in proportion to their entitlement to participate in the payment of dividends, and shall be of the same class as the shares in respect of which they were distributed.

28.2                        Rights to participate in the division of the Issuer’s property upon winding- up: Upon winding up of the Company, the surplus of the Company’s assets over all of its liabilities, subject to rights granted for any class of shares that may be issued at such time, if any, shall be distributed among the ordinary shareholders in proportion to the sum paid-up or credited as being paid-up on the par value of such shares, without taking into account any premium paid on the shares.

28.3                        Right to appoint directors: The members of the board of directors shall be elected by the shareholders’ meeting by ordinary majority. All of the members of the board of directors shall hold office from the date of their election and/or appointment, until the next annual shareholders’ meeting, and subject to the provisions of any law and of the articles of association. The majority of the members of the board of directors shall be citizens and residents of Israel. A person who is not a citizen or resident of Israel shall not be elected and/or appointed as a director, if as a result of such appointment, the majority of the board of directors shall not be citizens and residents of Israel and the election and/or appointment of a director as aforesaid shall not have any force and shall be deemed not to have been made from the outset.

The number of members of the board of directors shall be no fewer than 7 and no greater than 20. The external directors of the Company shall be included in counting of the members of the board of directors.

28.4                        Rights to receive notices of meetings of shareholders, rights to participation and vote, and quorum: As aforesaid, every regular shareholder has the right to receive notices of general meetings of the Company and to attend and vote at such meetings. Deliberations in a shareholders’ meeting shall not commence unless a quorum is present. A quorum shall be constituted by the presence in person or by proxy, of at least two members who together hold at least 50% of the issued shares of the Company conferring voting rights. If, within half an hour of the time set for the commencement of the meeting, there is no quorum, the meeting shall be adjourned to the same day, time and place, or on such other day and/or other time and/or other place, as the board of directors shall prescribe by notice to the shareholders; and if at such adjourned meeting there is no quorum after half an hour of the time fixed for the meeting, then two members with voting rights, present in person or by proxy, holding at least one third of the Company’s issued share capital, shall be entitled to discuss and resolve matters in respect of which the meeting was convened.

28.5                        Restriction on transfer of shares: Fully paid up shares may be transferred without the need for the consent of the board of directors. The special State share shall not be transferable. The articles of association contain provisions restricting the purchase or holding of shares in rates exceeding 14%, 25% and any number affording the right, ability or practical possibility to appoint most of the directors of the Company, alone or jointly with others. Any such purchase shall require the consent of the person holding the special State share, in accordance with the proceedings and conditions set forth in the articles of association.

28.6                        Conditions for amendment of rights attaching to shares

Ordinary shares: Amendments of rights attaching to any class of shares shall be prescribed in a resolution of the shareholders of such class, and in a resolution of a meeting of such classes of shares whose rights may be harmed as a result of the amendment, by a majority of those persons holding three quarters of the voting rights of shareholders present at such meetings, or if such amendment has the written consent of the holders of three quarters of the number of shares of such class issued and of those classes whose rights shall be harmed as a result of the amendment.

The special State share: Any amendment of the articles of association which might directly or indirectly harm the rights attaching to the special State share, shall be deemed to be an amendment of the rights attaching to the special State share. Any resolution or act which might directly or indirectly harm the rights attaching to the special State share shall only be effected with the consent of the holder of the special State share, and shall be void and of no effect in the absence of the consent of the holder of the special State share.

PART D — ADDITIONAL DETAILS

29.                               Details of the price of the Company’s shares on the Stock Exchange

Below are details of the highest and lowest share prices (in agorot) on the dates on which the Company’s shares were traded during each of the two calendar years preceding the date of this Outline, and during the period from January 1, 2010 through shortly prior to the date of the publication of this Outline.

	High price*		Low price*
Period	Date	Price	Date	Price
2008	June 18, 2008	7,296	November 23, 2008	1,781
2009	December 14, 2009	5,510	January 22, 2009	2,527
2010 (through to January 6, 2010)	January 6, 2010	5,310	January 3, 2010	5,020

* The closing prices of the shares subsequent to their adjustment for the purpose of the distribution of a dividend, as carried out by the Tel Aviv Stock Exchange Ltd.

30.                               Notice of Outline

Within 21 days from the date of the publication of this Outline, the Company shall provide a copy of the Outline, together with reference to the reports to which it refers, to each offeree at their place of employment or at their addresses as recorded by the Company. Each offeree shall receive a page setting out reference to links on the distribution website of the Securities Authority, with respect to each of the reports to which this Outline refers. In addition, a printed copy of the aforesaid reports shall be deposited with the Company’s secretariat and with segment secretariats, and each offeree will be able to view such and may obtain a copy thereof upon request.

Any notice from the Company to the offerees shall be given by way of written notice to be delivered to each of the offerees at their place of employment, or at their address as recorded by the Company, or at their email address.

31.                               Reference to periodic reports and interim financial statements

Attention is hereby drawn to the periodic report for 2008, which was published by the Company on March 30, 2009 (Ref. No.: 2009-01-071403) and to the interim financial statements for the period ended March 31, 2009, which was published by the Company on May 25, 2009 (Ref. No.: 2009-01-115038), to interim financial statements for the period ended June 30, 2009, which was published by the Company on August 24, 2009 (Ref. No.: 2009-01-206604) and to interim financial statements for the period ended September 30, 2009, which was published by the Company on November 24, 2009 (Ref. No.: 209-01-294039) and to the immediate reports published by the Company subsequent to the periodic report. These documents may be perused on the distribution website of the Securities Authority at: www.magna.isa.gov.il and at the website of the TASE at www.tase.co.il and at the registered office of the Company (at the office of the general counsel and company secretary), during regular business hours and with prior appointment, at Tel: 03-6844412.

32.                               Powers of the Israel Securities Authority

The Securities Authority, including an employee of the Authority so authorized, may instruct the Company, within 14 business days of the date of submission of the Outline, to provide any explanation, details, information or documents pertaining to the Outline and may instruct the Company to amend the Outline within such time as it may prescribe. Should the Authority instruct to amend this Outline, it may order a postponement of the effective date of the commencement of the term of granting of securities to a date which may fall no earlier than three business days and no later than 14 business days from the date on which the amendment to this Outline is published. The amendment of the Outline and the postponement of the commencement of the term of granting of the securities under these instructions shall be effected in accordance with the provisions of the Outline Regulations.

33.                               Company representative

The representative of the Company for the purpose of handling the report and this Outline is the Company’s general counsel and the company secretary, Adv. Liza Haimovitz, at telephone 972-3-6844412 and fax 972-3-6844427.

Israel Chemicals Ltd.

/s/ Lisa Haimovitz
Lisa Haimovitz

General Consul and Company Secretary